EXHIBIT 5.1

August 9, 2005
OrthoLogic Corp.
1275 West Washington Street
Tempe, Arizona 85281
Re: OrthoLogic Corp. Registration Statement on Form S-8; Letter of Stock Option Grant, dated March 3, 2005 (the “Option Grant Letter”), and Letter of Restricted Stock Grant, dated March 3, 2005 (the “Stock Grant Letter”)
Ladies and Gentlemen:
     We are providing this opinion in connection with the Registration Statement of OrthoLogic Corp. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to 300,000 shares of Common Stock, par value $.0005 per share, of the Company (the “Shares”) to Dr. James M. Pusey pursuant to the Option Grant Letter, and the issuance by the Company of 200,000 Shares to Dr. Pusey pursuant to the Stock Grant Letter.
     We have examined (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended to date; (iii) the Option Grant Letter; (iv) the Stock Grant Letter; (v) the corporate proceedings relating to the Company’s approval and execution of the Option Grant Letter and Stock Grant Letter; and (vi) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.
     Based upon the foregoing, and subject to the qualifications stated herein, it is our opinion that:
     1) The Shares to be issued and sold by the Company under the Option Grant Letter pursuant to the Registration Statement, have been duly authorized and, when issued and delivered upon receipt by the Company of consideration constituting lawful consideration under Delaware law in accordance with the Option Grant Letter, will be validly issued, fully paid and nonassessable.
     2) The Shares that have been issued and delivered as of the date of this opinion under the Stock Grant Letter, are duly authorized, validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In the giving of our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Quarles & Brady Streich Lang LLP

QUARLES & BRADY STREICH LANG LLP